Exhibit 21.1
Subsidiaries of Internet Capital Group, Inc.

Name	Jurisdiction of Incorporation
Internet Capital Group Operations, Inc.	Delaware
ICG Holdings, Inc.	Delaware
Anthem Ventures Fund, L.P.	Delaware
Blackboard, Inc.	Delaware
Captive Capital Corporation (fka eMarket Capital, Inc.)	Delaware
ComputerJobs.com, Inc.	Georgia
CreditTrade Inc.	Delaware
eCredit.com, Inc.	Delaware
Emptoris, Inc.	Delaware
Entegrity Solutions Corporation	California
FoodLink Online LLC	California
Freeborders, Inc.	Delaware
GoIndustry plc	Germany
ICG Commerce Holdings, Inc.	Delaware
ICG Commerce, Inc.	Pennsylvania
ICG Commerce Investments, LLC	Delaware
ICG Commerce International, LLC	Delaware
ICG Commerce Mexico I, LLC	Delaware
ICG Commerce Mexico II, LLC	Delaware
ICG Commerce UK Limited	United Kingdom
ICG Commerce Singapore Pte Ltd.	Singapore
ICG Commerce Germany GmbH	Germany
ICG Commerce Ireland Ltd.	Ireland
ICG Commerce Latin America, S. de. R.L., de C.V.	Mexico
ICG Commerce Services, S. de. R.L. de C.V.	Mexico
epValue.com, Inc.	Delaware
ICG Patent, Inc.	Delaware
Investor Force Holdings, Inc.	Delaware
Investor Force, Inc.	Delaware
Investor Force Securities, Inc.	Delaware
Jamcracker, Inc.	Delaware
LGO Corporation (fka Logistics.com, Inc.)	Delaware
Marketron International, Inc. (fka Buymedia, Inc.)	Delaware
Metastorm Inc.	Maryland
OneCoast Network Holdings, Inc. (fka USgift Corporation)	Georgia
Qcorps Residential, Inc. (dba WhiteFence)	Delaware
StarCite, Inc.	Delaware
Tibersoft Corporation	Massachusetts
Traffic.com, Inc.	Delaware
Vcommerce Corporation	Delaware
Unless otherwise provided, each of the subsidiaries named above do business under the same name.